Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces December Quarter and Full Year 2021 Financial Results

December quarter 2021 GAAP pre-tax loss of $395 million, pre-tax margin of (4.2) percent and loss per share of $0.64 on total operating revenue of $9.5 billion

December quarter 2021 adjusted pre-tax income of $170 million, adjusted pre-tax margin of 2.0 percent and adjusted earnings per diluted share of $0.22 on adjusted operating revenue of $8.4 billion

Full year 2021 GAAP pre-tax income of $398 million, on total operating revenue of $29.9 billion

Full year 2021 adjusted pre-tax loss of $3.4 billion on adjusted operating revenue of $26.7 billion

ATLANTA, Jan. 13, 2022 – Delta Air Lines (NYSE:DAL) today reported financial results for the December quarter and full year 2021 and provided its outlook for the March quarter 2022. Highlights of the December quarter and full year 2021 results, including both GAAP and adjusted metrics, are on page five and are incorporated here.

“2021 was a year like no other for Delta, with significant progress in our recovery supported by growing brand preference, enabling us to be the only major U.S. airline to deliver profitability across the second half of the year,” said Ed Bastian, Delta’s chief executive officer. “As always, our people drove this success, which is why we were happy to announce this morning a special profit-sharing payment for all eligible employees."

“While the rapidly spreading omicron variant has significantly impacted staffing levels and disrupted travel across the industry, Delta’s operation has stabilized over the last week and returned to pre-holiday performance,” Bastian said. “Omicron is expected to temporarily delay the demand recovery 60 days, but as we look past the peak, we are confident in a strong spring and summer travel season with significant pent-up demand for consumer and business travel.”

December Quarter 2021 Financial Results

•	Adjusted pre-tax income of $170 million excludes a net impact of $564 million primarily in equity method losses, mark-to-market adjustments on investments and special profit-sharing payment
•	Adjusted operating revenue of $8.4 billion, which excludes third-party refinery sales, was 74 percent recovered versus December quarter 2019 on capacity that was 79 percent restored
•	Total operating expense decreased $833 million compared to the December quarter 2019. Adjusted for costs from third-party refinery sales, total operating expense decreased $1.9 billion or 19% percent in the December quarter 2021 versus the comparable 2019 period
•	Remuneration from American Express in the quarter was $1.2 billion, up 11 percent compared to the December quarter 2019
•	At the end of the December quarter, the company had $14.2 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1

Full Year 2021 Financial Results

•	Adjusted pre-tax loss of $3.4 billion excludes a net benefit of $3.8 billion from items primarily related to the Payroll Support Programs (PSP), partially offset by equity method losses, debt extinguishment charges and special profit-sharing payment
•	Generated a pre-tax profit of $1.1 billion in the second half of 2021. Excluding PSP, mark-to-market adjustments, equity method losses and debt extinguishment charges reported an adjusted pre-tax profit of $386 million in the second half of 2021
•	Adjusted operating revenue of $26.7 billion, which excludes third-party refinery sales, was 57 percent recovered versus full year 2019 on capacity that was 71 percent restored
•	Total operating expense, which includes $4.5 billion of benefit related to PSP, decreased $12.4 billion compared to 2019. Adjusted for the benefits related to PSP and costs from third-party refinery sales, total operating expense, adjusted decreased $10.9 billion or 27 percent versus 2019
•	Remuneration from American Express for full year 2021 was $4.0 billion, 98 percent restored compared to full year 2019
•	Invested $2.9 billion back in the business and reduced financial obligations by $7 billion, including fully funding the pension plans on a Pension Protection Act (PPA) basis
•	The company had total debt and finance lease obligations of $26.9 billion with adjusted net debt of $20.6 billion at the end of December 2021

March Quarter 2022 Outlook

1Q22 Forecast
Capacity [1]	83% - 85%
Total Revenue [1,2]	72% - 76%
Fuel Price ($/gal) [2,3]	$2.35 - $2.50
CASM-Ex [1,2,4]	Up ~15%
Gross Capital Expenditures [2]	~$1.6 billion
Adjusted Net Debt [2]	~$22 billion

[1] Compared to March quarter 2019
[2] Non-GAAP measure
[3] Fuel guidance based on prices as of January 11 (Brent at $81, cracks at $17, Monroe profit with RINS at $1.31)
[4] Includes an ~3 point impact of operational disruption related cost

Revenue Environment

“The commercial strengths we spoke about last month at Capital Markets Day are evident in our December quarter results. We ended December with revenues nearly 80 percent recovered to 2019 levels on strong demand and pricing during the holiday period, our premium products continued to perform well, we saw encouraging trends in business and international travel and our diverse revenue streams remained resilient,” said Glen Hauenstein, Delta’s president.

“The recent rise in COVID cases associated with the omicron variant is expected to impact the pace of demand recovery early in the quarter, with recovery momentum resuming from President’s Day weekend forward. Factoring this in to our outlook, we expect total March quarter revenue to recover to 72 to 76% of 2019 levels, compared to 74% in the December quarter.”

Operating revenue, adjusted of $8.4 billion for the December quarter 2021 improved 2 percent, or $149 million from September quarter 2021. Compared to the same period in 2019, operating revenue, adjusted was 74 percent restored, in line with the company’s mid-December guidance update on system capacity that was 79 percent restored compared to December quarter 2019 levels.

Compared to the September quarter 2021, system yields improved 7 percent on a system load factor decline of 2 points to 78 percent. As a result, total unit revenue, adjusted improved 6 percent sequentially.

2

Revenue-related Highlights:

•	Domestic revenue recovery progresses on strong holiday demand: Domestic passenger revenue was 78 percent restored compared to December quarter 2019, a 6 point sequential improvement in the rate of recovery versus the September quarter 2021 driven by robust leisure demand, improving corporate travel and strong holiday bookings. International passenger revenue recovered to 50 percent of December quarter 2019 levels, an 8 point improvement sequentially.
•	Premium cabins continue to outperform main cabin: Domestic and short-haul Latin premium product revenue recovery outpaced main cabin by approximately 10 points, flat sequentially, with Domestic premium revenues 84 percent recovered compared to December quarter 2019.
•	Business demand continues to improve: Business travel continues to progress with domestic passenger volumes approaching 60 percent restored during the December quarter 2021. This includes both managed corporate and Small and Medium Enterprises.
•	American Express remuneration exceeded 2019 levels: American Express remuneration of $1.2 billion in the quarter was up 11 percent compared to December quarter 2019 and up 8 points sequentially. Co-brand spend was 121 percent of December quarter 2019, driven by strong holiday retail spend and T&E spend that exceeded December quarter 2019. Co-brand card acquisitions were 86 percent recovered compared to December quarter 2019.
•	Cargo revenue achieves five consecutive quarters of positive growth: Cargo revenue increased to $304 million, a 63 percent improvement compared to the December quarter 2019 and up 24 points sequentially on strong holiday demand and yields.

Cost Performance

“The Delta team executed incredibly well in 2021, delivering another profitable quarter in an environment that remains dynamic,” said Dan Janki, Delta’s chief financial officer. “With omicron impacting our near-term outlook, we expect losses in January and February months with a return to profitability in the month of March. Despite expectations for a loss in the March quarter, we remain positioned to generate a healthy profit in the June, September and December quarters, resulting in a meaningful profit in 2022.”

For 2021, total operating expense, adjusted of $29.2 billion decreased 27 percent compared to full year 2019, driven by lower salaries and related benefits, fuel and volume and selling-related expense. Non-fuel CASM for 2021 increased 11.4 percent versus 2019, on 29 percent lower capacity over the same period.

Total operating expense, adjusted of $8.1 billion in the December quarter 2021 increased 3 percent sequentially, driven by both higher fuel and non-fuel costs from the continued restoration of the airline.

Fuel expense, adjusted of $1.6 billion in the December quarter 2021 increased 4 percent, or $55 million compared to the September quarter 2021. Adjusted fuel price of $2.10 per gallon was up 8 percent compared to the September quarter 2021 driven by higher market prices and partially offset by continued refinery contribution and an improvement in RINs pricing and volume obligations. During the December quarter 2021, fuel efficiency, defined as gallons per 1,000 ASMs, improved 4.3 percent versus the same period in 2019 as a result of our fleet renewal efforts. In addition, carbon offsets expensed during the quarter drove a 3¢ impact on fuel prices as Delta supports its commitment to carbon neutrality by pursuing high quality, verified offsets.

Non-fuel cost, adjusted of $6.5 billion was up 3 percent sequentially on a 4 percent decrease in capacity. This was driven primarily by people-related and seasonal costs. Compared to the December quarter of 2019, non-fuel unit costs (CASM-Ex) were 8.3 percent higher, including a 1.2 point impact primarily due to omicron disruptions the last two weeks of the December quarter.

Non-operating expense for the December quarter 2021 was $658 million including equity method losses, mark-to-market losses on certain investments and losses on the extinguishment of debt. Non-operating expense, adjusted was $175 million.

3

Balance Sheet, Cash and Liquidity

“During 2021, we made significant progress restoring our balance sheet, reducing gross debt by $6 billion and fully funding our pension plans on a PPA basis,” Janki said. “Reducing debt remains a top financial priority as operating cash flow improves to support the return of our balance sheet back to investment grade metrics by 2024.”

At the end of the December quarter 2021, the company had total debt and finance lease obligations of $26.9 billion with adjusted net debt of $20.6 billion and a weighted average interest rate of 4.2 percent.

Operating cash flow during the December quarter 2021 was $555 million. Free cash flow was negative $441 million for the quarter with gross capital expenditures reinvested in the business of $948 million.

The company’s Air Traffic Liability was $6.4 billion at December quarter-end, approximately flat compared to the end of the September quarter.

Delta ended the December quarter with $14.2 billion in liquidity, including $2.9 billion in undrawn revolver capacity.

Other Highlights from the December Quarter 2021

Culture and People

•	Increased vaccination rates to more than 95 percent of employees as Delta continues to prioritize the health and safety of the Delta people
•	Provided free, convenient COVID-19 testing options to Delta people
•	Celebrated 75 years of Delta Cargo, which has played a pivotal role throughout the pandemic transporting vaccines and personal protective equipment as well as life-saving organs for transplant
•	Committed to an eight-year partnership with LA28, making Delta the inaugural founding partner of the Olympic and Paralympic Games Los Angeles 2028 and a sponsor of the United States Olympic and Paralympic teams through 2028. As Team USA’s official airline, Delta will manage travel for U.S. Olympians and Paralympians to Beijing 2022, Paris 2024, Milano Cortina 2026 and Los Angeles 2028
•	Celebrated 200 Chairman’s Club inductees through a historic 25th annual gala; this special one-time class of 200 honorees were recognized for embodying the spirit of Delta

Customer Experience and Loyalty

•	Named No. 1 in the annual Business Travel News Airline Survey for the 11th consecutive year, sweeping all categories for the 8th straight year
•	Opened the first-ever Delta-TSA PreCheck express lobby and bag drop at Hartsfield-Jackson Atlanta International Airport, with expanded facial recognition capabilities for touch-free, seamless entry
•	Installed high-speed Viasat-powered Wi-Fi on 300 aircraft in 2021, enabling customers on Delta’s most popular routes to stream and browse their favorite sites at fast speeds for a simple, flat rate of $5 per flight
•	Launched in-flight entertainment partnership with leading interactive fitness platform Peloton to offer exclusive well-being focused content, giving customers more ways to stretch and unwind at their seats
•	Enhanced Delta FlyReady, a digital solution that takes the guesswork out of international travel in the pandemic era, enabling customers to understand and manage entry requirements at their destination
•	Extended Medallion Status for current Medallion members and rolled over all Medallion Qualification Miles for the second year in a row
•	Launched updates to Global Upgrade Certificates, allowing customers more access to premium seats in Delta Premium Select

4

Environmental, Social and Governance

•	Announced strengthening of executive leadership team with the hiring of Pam Fletcher as the industry’s only C-suite Chief Sustainability Officer
•	Recognized as the No. 1 transportation company on The Just 100: Companies Doing Right By America and an overall ranking of No. 38 on the comprehensive global list
•	Promoted health equity and responded to employee feedback with a new 2022 healthcare option designed to increase predictability and lower unplanned, out-of-pocket expenses for plan participants
•	Engaged senior leaders in Racial Equity Leadership Workshops, led by the Groundwater Institute
•	Built upon Delta’s commitment to supplier diversity by launching vodka from Du Nord Social Spirits, America’s first Black-owned distillery, on all domestic flights and Une Femme’s 100 percent women-made wine on select flights
•	Concluded 2021 with a robust set of climate-related goals including committing to set a medium-term science-based target for our global airline as well as a net zero emissions target for 2050, both aligned with the SBTi framework and the UN Race to Zero
•	Signed 27 SAF agreements with corporate and agency customers in 2021. Beginning in 2025, Delta expects to receive 81 million gallons of SAF annually from producers Aemetis, Gevo, Neste and NWABF

December Quarter and Full Year 2021 Results

December quarter and full year results have been adjusted primarily for the government grant recognition, impairments and equity method losses, losses on extinguishment of debt, unrealized losses on investments, special profit-sharing payment and third-party refinery sales as described in the reconciliations in Note A.

	GAAP		Adjusted		GAAP		Adjusted
($ in millions except per share and unit costs)	4Q21	4Q19	4Q21	4Q19	FY21	FY19	FY21	FY19
Pre-tax (loss)/income	(395)	1,397	170	1,417	398	6,198	(3,415)	6,214
Net (loss)/income	(408)	1,099	143	1,098	280	4,767	(2,598)	4,776
(Loss)/diluted earnings per share	(0.64)	1.71	0.22	1.70	0.44	7.30	(4.08)	7.32
Pre-tax margin	(4.2)%	12.2%	2.0%	12.4%	1.3%	13.2%	(12.8)%	13.3%
Operating revenue	9,470	11,439	8,430	11,384	29,899	47,007	26,670	46,718
Total revenue per available seat mile (TRASM) (cents)	18.30	17.47	16.29	17.39	15.37	17.07	13.71	16.97
Operating expense	9,207	10,040	8,086	9,961	28,013	40,389	29,197	40,082
Capital expenditures	1,217	1,072	948	954	3,247	4,936	2,876	5,306
Total debt and finance lease obligations	26,920	11,160			26,920	11,160
Adjusted net debt			20,581	10,489			20,581	10,489
Cost per available seat mile (CASM) (cents)	17.79	15.34	12.56	11.59	14.40	14.67	12.12	10.88
Fuel expense	1,577	2,012	1,588	1,983	5,633	8,519	5,625	8,477
Average fuel price per gallon	2.09	2.01	2.10	1.99	2.02	2.02	2.02	2.01
Non-operating expense	658	2	175	6	1,488	420	888	422
Operating cash flow / free cash flow	555	969	(441)	141	3,264	8,425	1,255	4,164

5

About Delta Air Lines In a world that thrives on connection, no one better connects the world than Delta Air Lines (NYSE: DAL). Powered by its people around the world, Delta is the U.S. global airline leader in safety, innovation, reliability and customer experience. Delta was named by J.D. Power & Associates as the No. 1 airline in its 2021 North American Satisfaction Study, a recognition of its decade-long airline industry leadership in operational excellence and award-winning customer service.

Delta is a values-driven company with a mission of connecting the people and cultures of the globe, striving to foster understanding across a diverse world. Delta is the first airline to commit to becoming carbon neutral on a global basis by focusing on carbon reductions and removals, stakeholder engagement, and coalition building. Delta’s long-term vision is zero-impact aviation: air travel that does not damage the environment directly or indirectly via greenhouse gas emissions, noise, waste generation or other environmental impacts. Its people are committed to these values while leading the way in ensuring safe, reliable and comfortable travel.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; our ability to retain senior management and other key employees, and to maintain our company culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including increased regulation to reduce emissions and other risks associated with climate change, on our business; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report for the quarterly period ended September 30, 2021. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions, except per share data)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Operating Revenue:
Passenger	$7,241	$10,245	$(3,004)	(29)%	$22,519	$42,277	$(19,758)	(47)%
Cargo	304	187	117	63%	1,032	753	279	37%
Other	1,925	1,007	918	91%	6,348	3,977	2,371	60%
Total operating revenue	9,470	11,439	(1,969)	(17)%	29,899	47,007	(17,108)	(36)%

Operating Expense:
Salaries and related costs	2,632	3,046	(414)	(14)%	9,728	11,601	(1,873)	(16)%
Aircraft fuel and related taxes	1,577	2,012	(435)	(22)%	5,633	8,519	(2,886)	(34)%
Ancillary businesses and refinery	1,233	299	934	NM	3,957	1,245	2,712	NM
Contracted services	697	742	(45)	(6)%	2,420	2,942	(522)	(18)%
Landing fees and other rents	542	538	4	1%	2,019	2,176	(157)	(7)%
Depreciation and amortization	504	622	(118)	(19)%	1,998	2,581	(583)	(23)%
Regional carrier expense	478	536	(58)	(11)%	1,736	2,158	(422)	(20)%
Aircraft maintenance materials and outside repairs	386	417	(31)	(7)%	1,401	1,751	(350)	(20)%
Passenger commissions and other selling expenses	313	542	(229)	(42)%	953	2,211	(1,258)	(57)%
Passenger service	236	325	(89)	(27)%	756	1,312	(556)	(42)%
Aircraft rent	118	105	13	12%	430	423	7	2%
Restructuring charges	(16)	–	(16)	NM	(19)	–	(19)	NM
Profit sharing	108	387	(279)	(72)%	108	1,643	(1,535)	(93)%
Government grant recognition	–	–	–	NM	(4,512)	–	(4,512)	NM
Other	399	469	(70)	(15)%	1,405	1,827	(422)	(23)%
Total operating expense	9,207	10,040	(833)	(8)%	28,013	40,389	(12,376)	(31)%

Operating Income	263	1,399	(1,136)	(81)%	1,886	6,618	(4,732)	(72)%

Non-Operating Expense:
Interest expense, net	(265)	(72)	(193)	NM	(1,279)	(301)	(978)	NM
Impairments and equity method (losses)/gains	(232)	18	(250)	NM	(337)	(62)	(275)	NM
Gain/(Loss) on investments, net	(197)	136	(333)	NM	56	119	(63)	(53)%
Loss on extinguishment of debt	(54)	–	(54)	NM	(319)	–	(319)	NM
Miscellaneous, net	90	(84)	174	NM	391	(176)	567	NM
Total non-operating expense, net	(658)	(2)	(656)	NM	(1,488)	(420)	(1,068)	NM

(Loss)/Income Before Income Taxes	(395)	1,397	(1,792)	NM	398	6,198	(5,800)	(94)%

Income Tax Provision	(13)	(298)	285	(96)%	(118)	(1,431)	1,313	(92)%

Net (Loss)/Income	(408)	1,099	(1,507)	NM	$280	$4,767	$(4,487)	(94)%

Basic (Loss)/Earnings Per Share	$(0.64)	$1.71			$0.44	$7.32
Diluted (Loss)/Earnings Per Share	$(0.64)	$1.71			$0.44	$7.30

Basic Weighted Average Shares Outstanding	637	642			636	651
Diluted Weighted Average Shares Outstanding	637	644			641	653

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Ticket - Main cabin	$3,687	$5,238	$(1,551)	(30)%	$11,626	$21,919	$(10,293)	(47)%
Ticket - Business cabin and premium products	2,585	3,684	(1,099)	(30)%	7,713	14,989	(7,276)	(49)%
Loyalty travel awards	573	726	(153)	(21)%	1,786	2,900	(1,114)	(38)%
Travel-related services	396	597	(201)	(34)%	1,394	2,469	(1,075)	(44)%
Total passenger revenue	$7,241	$10,245	$(3,004)	(29)%	$22,519	$42,277	$(19,758)	(47)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Refinery	$1,040	$2	$1,038	NM	$3,229	$97	$3,132	NM
Loyalty program	510	519	(9)	(2)%	1,770	1,962	(192)	(10)%
Ancillary businesses	207	305	(98)	(32)%	793	1,200	(407)	(34)%
Miscellaneous	168	181	(13)	(7)%	556	718	(162)	(23)%
Total other revenue	$1,925	$1,007	$918	91%	$6,348	$3,977	$2,371	60%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		4Q21 versus 4Q19

Revenue	4Q21($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$5,951	(22)%	(13)%	(9)%	(10)%
Atlantic	617	(53)%	(20)%	—%	(42)%
Latin America	560	(20)%	(13)%	(3)%	(8)%
Pacific	113	(81)%	(37)%	61%	(69)%
Total Passenger	$7,241	(29)%	(11)%	(2)%	(21)%
Cargo Revenue	304	63%
Other Revenue	1,925	91%
Total Revenue	$9,470	(17)%	5%
Third Party Refinery Sales	(1,040)
Total Revenue, adjusted	$8,430	(26)%	(6)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

Three Months Ended	Year Ended
December 31,	December 31,
2021	2019	Change	2021	2019	Change
Revenue passenger miles (millions)	40,402	56,028	(28)%	134,692	237,680	(43)%
Available seat miles (millions)	51,744	65,468	(21)%	194,474	275,379	(29)%
Passenger mile yield (cents)	17.92	18.29	(2)%	16.72	17.79	(6)%
Passenger revenue per available seat mile (cents)	13.99	15.65	(11)%	11.58	15.35	(25)%
Total revenue per available seat mile (cents)	18.30	17.47	5%	15.37	17.07	(10)%
TRASM, adjusted - see Note A (cents)	16.29	17.39	(6)%	13.71	16.97	(19)%
Cost per available seat mile (cents)	17.79	15.34	16%	14.40	14.67	(2)%
CASM-Ex - see Note A (cents)	12.56	11.59	8%	12.12	10.88	11%
Passenger load factor	78%	86%	(8)	pts	69%	86%	(17)	pts
Fuel gallons consumed (millions)	755	999	(24)%	2,778	4,214	(34)%
Average price per fuel gallon	$2.09	$2.01	4%	$2.02	$2.02	–%
Average price per fuel gallon, adjusted - see Note A	$2.10	$1.99	6%	$2.02	$2.01	–%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	December 31,
(in millions)	2021	2019
Cash Flows From Operating Activities:
Net (loss)/income	$(408)	$1,099
Depreciation and amortization	504	622
Changes in air traffic liability	(18)	(647)
Changes in balance sheet and other, net	477	(105)
Net cash provided by operating activities	555	969

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(635)	(570)
Ground property and equipment, including technology	(583)	(502)
Purchase of short-term investments	(1,856)	–
Redemption of short-term investments	2,878	–
Other, net	(283)	293
Net cash used in investing activities	(479)	(779)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(1,148)	(516)
Repurchase of common stock	–	(225)
Proceeds from long-term obligations	–	1,557
Cash dividends	–	(259)
Fuel card obligation	–	297
Other, net	(19)	(12)
Net cash (used in)/provided by financing activities	(1,167)	842

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(1,091)	1,032
Cash, cash equivalents and restricted cash equivalents at beginning of period	$9,660	$2,698
Cash, cash equivalents and restricted cash equivalents at end of period	$8,569	$3,730

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$7,933	$2,882
Restricted cash included in prepaid expenses and other	163	212
Other assets:
Cash restricted for airport construction	473	636
Total cash, cash equivalents and restricted cash equivalents	$8,569	$3,730

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$7,933	$8,307
Short-term investments	3,386	5,789
Accounts receivable, net	2,404	1,396
Fuel inventory	694	377
Expendable parts and supplies inventories, net	404	355
Prepaid expenses and other	1,119	1,180
Total current assets	15,940	17,404

Property and Equipment, Net:
Property and equipment, net	28,749	26,529

Other Assets:
Operating lease right-of-use assets	7,173	5,733
Goodwill	9,753	9,753
Identifiable intangibles, net	6,001	6,011
Cash restricted for airport construction	473	1,556
Equity investments	1,712	1,665
Deferred income taxes, net	1,370	1,988
Other noncurrent assets	1,300	1,357
Total other assets	27,782	28,063
Total assets	$72,471	$71,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,782	$1,732
Current maturities of operating leases	693	678
Air traffic liability	6,228	4,044
Accounts payable	4,240	2,840
Accrued salaries and related benefits	2,457	2,086
Loyalty program deferred revenue	2,710	1,777
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,746	1,670
Total current liabilities	20,956	15,927

Noncurrent Liabilities:
Debt and finance leases	25,138	27,425
Noncurrent air traffic liability	130	500
Pension, postretirement and related benefits	6,364	10,630
Loyalty program deferred revenue	4,849	5,405
Noncurrent operating leases	7,002	5,713
Other noncurrent liabilities	4,398	4,862
Total noncurrent liabilities	47,881	54,535

Commitments and Contingencies

Stockholders' Equity:	3,634	1,534
Total liabilities and stockholders' equity	$72,471	$71,996

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures, which are directly related to the impact of COVID-19 and our response. These adjustments are made to provide comparability between the reported periods, if applicable, as indicated below:

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. In the December quarter 2021 and full year 2021 we recognized $16 million and $19 million, respectively, of adjustments to certain of those restructuring charges, representing changes in our estimates.

Government grant recognition. We recognized $4.5 billion of the grant proceeds from the payroll support program extensions as contra-expense during the full year 2021. We recognized the grant proceeds as contra-expense based on the periods that the funds were intended to compensate and fully used all proceeds from the payroll support program extensions as of the end of the September quarter 2021.

Impairments and equity method losses. This adjustment relates to recording our share of the losses recorded by our equity method investees.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

Special profit-sharing payment. This adjustment is exclusive to 2021. To recognize the extraordinary efforts of our employees through the pandemic, we will make a special profit-sharing payment to eligible employees in February 2022, based on the adjusted pre-tax profit earned during the second half of 2021.This adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

We also regularly adjust certain GAAP measures for the following items, if applicable, for the reasons indicated below:

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

12

Pre-Tax (Loss)/Income, Net (Loss)/Income, and (Loss)/Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	December 31, 2021			December 31, 2021
	Pre-Tax	Income	Net	(Loss)/Diluted
(in millions, except per share data)	(Loss)/Income	Tax	(Loss)/Income	Earnings Per Share
GAAP	$(395)	$(13)	$(408)	$(0.64)
Adjusted for:
Restructuring charges	(16)
Impairments and equity method losses	232
Loss on extinguishment of debt	54
Special profit sharing payment	108
MTM adjustments and settlements on hedges	(11)
MTM adjustments on investments	197
Non-GAAP	$170	$(27)	$143	$0.22

	Three Months Ended			Three Months Ended
	December 31, 2019			December 31, 2019
	Pre-Tax	Income	Net	Diluted Earnings
(in millions, except per share data)	Income	Tax	Income	Per Share
GAAP	$1,397	$(298)	$1,099	$1.71
Adjusted for:
MTM adjustments and settlements on hedges	22
Equity investment MTM adjustments	(1)
MTM adjustments on investments	(3)
Delta Private Jets adjustment	2
Non-GAAP	$1,417	$(319)	$1,098	$1.70

Six Months Ended
December 31, 2021
(in millions)	Pre-Tax Income
GAAP	$1,137
Adjusted for:
Restructuring charges	17
Government grant recognition	(1,822)
Impairments and equity method losses	281
Loss on extinguishment of debt	237
Special profit sharing payment	108
MTM adjustments and settlements on hedges	8
MTM adjustments on investments	420
Non-GAAP	$386

13

	Year Ended			Year Ended
	December 31, 2021			December 31, 2021
	Pre-Tax	Income	Net	(Loss)/Diluted
(in millions, except per share data)	(Loss)/Income	Tax	(Loss)/Income	Earnings Per Share
GAAP	$398	$(118)	$280	$0.44
Adjusted for:
Restructuring charges	(19)
Government grant recognition	(4,512)
Impairments and equity method losses	337
Loss on extinguishment of debt	319
Special profit sharing payment	108
MTM adjustments and settlements on hedges	9
MTM adjustments on investments	(56)
Non-GAAP	$(3,415)	$817	$(2,598)	$(4.08)

	Year Ended			Year Ended
	December 31, 2019			December 31, 2019
	Pre-Tax	Income	Net	Diluted Earnings
(in millions, except per share data)	Income	Tax	Income	Per Share
GAAP	$6,198	$(1,431)	$4,767	$7.30
Adjusted for:
MTM adjustments and settlements on hedges	14
Equity investment MTM adjustments	(14)
MTM adjustments on investments	13
Delta Private Jets adjustment	3
Non-GAAP	$6,214	$(1,438)	$4,776	$7.32

14

Pre-Tax Margin, adjusted

	Three Months Ended
	December 31, 2021	December 31, 2019
Pre-tax margin	(4.2)%	12.2%
Adjusted for:
Restructuring charges	(0.2)	—
Impairments and equity method losses	2.5	—
Loss on extinguishment of debt	0.6	—
Special profit sharing payment	1.1	—
MTM adjustments and settlements on hedges	(0.1)	0.2
MTM adjustments on investments	2.1	—
Third-party refinery sales	0.2	0.1
Pre-tax margin, adjusted	2.0%	12.4%

	Year Ended
	December 31, 2021	December 31, 2019
Pre-tax margin	1.3%	13.2%
Adjusted for:
Restructuring charges	(0.1)	—
Government grant recognition	(15.1)	—
Impairments and equity method losses	1.1	—
Loss on extinguishment of debt	1.1	—
Special profit sharing payment	0.4	—
MTM adjustments on investments	(0.2)	—
Third-party refinery sales	(1.4)	0.1
Pre-tax margin, adjusted	(12.8)%	13.3%

15

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended				4Q21 vs 4Q19
(in millions)	December 31, 2021	September 30, 2021	December 31, 2019	March 31, 2019	% Change
Operating revenue	$9,470	$9,154	$11,439	$10,472
Adjusted for:
Third-party refinery sales	(1,040)	(872)	(2)	(48)
Delta Private Jets adjustment	–	–	(53)	(43)
Operating revenue, adjusted	$8,430	$8,281	$11,384	$10,381	(26)%

	Year Ended
(in millions)	December 31, 2021	December 31, 2019	Change
Operating revenue	$29,899	$47,007
Adjusted for:
Third-party refinery sales	(3,229)	(97)
Delta Private Jets adjustment	–	(192)
Operating revenue, adjusted	$26,670	$46,718	(43)%

	Three Months Ended			4Q21 vs 4Q19
	December 31, 2021	September 30, 2021	December 31, 2019	% Change
TRASM (cents)	18.30	16.93	17.47
Adjusted for:
Third-party refinery sales	(2.01)	(1.61)	—
Delta Private Jets adjustment	–	–	(0.08)
TRASM, adjusted	16.29	15.31	17.39	(6)%

	Year Ended		Change
	December 31, 2021	December 31, 2019
TRASM (cents)	15.37	17.07
Adjusted for:
Third-party refinery sales	(1.66)	(0.04)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	13.71	16.97	(19)%

16

Operating Expense, adjusted

	Three Months Ended
(in millions)	December 31, 2021	September 30, 2021	December 31, 2019
Operating expense	$9,207	$6,949	$10,040
Adjusted for:
Restructuring charges	16	(33)	–
Government grant recognition	–	1,822	–
Special profit sharing payment	(108)	–	–
MTM adjustments and settlements on hedges	11	(19)	(22)
Third-party refinery sales	(1,040)	(872)	(2)
Delta Private Jets adjustment	–	–	(55)
Operating expense, adjusted	$8,086	$7,846	$9,961

	Year Ended
	December 31, 2021	December 31, 2019
Operating expense	$28,013	$40,389
Adjusted for:
Restructuring charges	19	–
Government grant recognition	4,512	–
Special profit sharing payment	(108)	–
MTM adjustments and settlements on hedges	(9)	(14)
Third-party refinery sales	(3,229)	(97)
Delta Private Jets adjustment	–	(196)
Operating expense, adjusted	$29,197	$40,082

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

17

	Three Months Ended
(in millions)	December 31, 2021	December 31, 2019
Flight equipment, including advance payments	$635	$570
Ground property and equipment, including technology	582	502
Adjusted for:
Net cash flows related to certain airport construction projects	(269)	(118)
Gross capital expenditures	$948	$954

	Year Ended
(in millions)	December 31, 2021	December 31, 2019
Flight equipment, including advance payments	$1,596	$3,344
Ground property and equipment, including technology	1,651	1,592
Adjusted for:
Financed aircraft acquisitions	594	818
Net cash flows related to certain airport construction projects	(965)	(448)
Gross capital expenditures	$2,876	$5,306

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	December 31, 2021
Debt and finance lease obligations	$26,920
Plus: sale-leaseback financing liabilities	2,234
Plus: unamortized discount/(premium) and debt issue cost, net and other	208
Adjusted debt and finance lease obligations	$29,362
Plus: 7x last twelve months' aircraft rent	3,011
Adjusted total debt	$32,374
Less: cash, cash equivalents and short-term investments	(11,320)
Less: LGA restricted cash	(473)
Adjusted net debt	$20,581

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

18

Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

	Three Months Ended				4Q21 vs 4Q19
	December 31, 2021	September 30, 2021	December 31, 2019	March 31, 2019	%Change
CASM (cents)	17.79	12.85	15.34	15.14
Adjusted for:
Restructuring charges	0.03	(0.06)	—	—
Government grant recognition	–	3.37	—	—
Aircraft fuel and related taxes	(3.05)	(2.87)	(3.08)	(3.17)
Third-party refinery sales	(2.01)	(1.61)	—	(0.08)
Special profit sharing payment	(0.21)	–	—	—
Profit sharing	–	–	(0.59)	(0.35)
Delta Private Jets adjustment	–	–	(0.07)	(0.05)
CASM-Ex	12.56	11.67	11.59	11.49	8%

	Year Ended
	December 31, 2021	December 31, 2019	Change
CASM (cents)	14.40	14.67
Adjusted for:
Restructuring charges	0.01	–
Government grant recognition	2.32	–
Aircraft fuel and related taxes	(2.90)	(3.10)
Third-party refinery sales	(1.66)	(0.04)
Special profit sharing payment	(0.06)	–
Profit sharing	–	(0.60)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	12.12	10.88	11%

19

	Three Months Ended			4Q21 vs 4Q19
(in millions)	December 31, 2021	September 30, 2021	December 31, 2019	% Change
Operating Expense	$9,207	$6,949	$10,040
Adjusted for:
Restructuring charges	16	(33)	—
Government grant recognition	–	1,822	—
Aircraft fuel and related taxes	(1,577)	(1,552)	(2,012)
Third-party refinery sales	(1,040)	(872)	(2)
Special profit sharing payment	(108)	—	—
Profit sharing	–	—	(387)
Delta Private Jets adjustment	–	—	(49)
Non-Fuel Cost	$6,498	$6,313	$7,590	(14)%

	Year Ended
(in millions)	December 31, 2021	December 31, 2019	Change
Operating Expense	$28,013	$40,389
Adjusted for:
Restructuring charges	19	—
Government grant recognition	4,512	—
Aircraft fuel and related taxes	(5,633)	(8,519)
Third-party refinery sales	(3,229)	(97)
Special profit sharing payment	(108)	—
Profit sharing	—	(1,643)
Delta Private Jets adjustment	—	(168)
Non-Fuel Cost	$23,573	$29,962	(21)%

20

Fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
(in millions, except per gallon data)	2021	2021	2019	2021	2021	2019
Total fuel expense	$1,577	$1,552	$2,012	$2.09	$1.97	$2.01
Adjusted for:
MTM adjustments and settlements on hedges	11	(19)	(23)	0.01	(0.02)	(0.02)
Delta Private Jets adjustment	–	–	(6)	–	–	(0.01)
Total fuel expense, adjusted	$1,588	$1,533	$1,983	$2.10	$1.94	$1.99

			Average Price Per Gallon
	Year Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(in millions, except per gallon data)	2021	2019	2021	2019
Total fuel expense	$5,633	$8,519	$2.02	$2.02
Adjusted for:
MTM adjustments and settlements on hedges	(9)	(14)	–	–
Delta Private Jets adjustment	–	(28)	–	(0.01)
Total fuel expense, adjusted	$5,625	$8,477	$2.02	$2.01

Fuel expense percent change full year 2021 compared to full year 2019: (34)%

Non-operating expense, adjusted

	Three Months Ended
(in millions)	December 31, 2021	December 31, 2019
Non-operating expense	$658	$2
Adjusted for:
Impairments and equity method losses	(232)	–
Loss on extinguishment of debt	(54)	–
Equity investment MTM adjustments	–	1
MTM adjustments on investments	(197)	3
Non-operating expense, adjusted	$175	$6

	Year Ended
(in millions)	December 31, 2021	December 31, 2019
Non-operating expense	$1,488	$420
Adjusted for:
Impairments and equity method losses	(337)	–
Loss on extinguishment of debt	(319)	–
Equity investment MTM adjustments	–	14
MTM adjustments on investments	56	(13)
Non-operating expense, adjusted	$888	$422

21

Free Cash Flow. We present free cash flow because management believes these metrics are helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions/purchases of short-term investments, (ii) strategic investments and related and (iii) net cash flows related to certain airport construction projects and other. These adjustments are made for the following reasons:

Net redemptions/purchases of short-term investments. Net redemptions/purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either reimbursed by a third party or funded with restricted cash specific to these projects.

	Three Months Ended
(in millions)	December 31, 2021	December 31, 2019
Net cash provided by operating activities	$555	$969
Net cash used in investing activities	(479)	(779)
Adjusted for:
Net (redemptions)/purchases of short-term investments	(1,022)	–
Strategic investments and related	274	–
Net cash flows related to certain airport construction projects and other	231	(49)
Free cash flow	$(441)	$141

	Year Ended
(in millions)	December 31, 2021	December 31, 2019
Net cash provided by operating activities	$3,264	$8,425
Net cash used in investing activities	(898)	(4,563)
Adjusted for:
Net (redemptions)/purchases of short-term investments	(2,381)	(206)
Strategic investments and related	181	170
Net cash flows related to certain airport construction projects and other	1,090	338
Free cash flow	$1,255	$4,164

22